                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    ---------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. 2)(1)


                         Mobius Management Systems, Inc.
        -----------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock Par Value $0.0001
        -----------------------------------------------------------------
                         (Title of Class of Securities)

                                    606925105
        -----------------------------------------------------------------
                                 (CUSIP Number)


        -----------------------------------------------------------------
             (Date of Event which requires filing of this Statement)


        Check the appropriate box to designate the Rule pursuant to which this
Schedule is filed:

        |_|    Rule 13d-1(b)
        |_|    Rule 13d-1(c)
        |X|    Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 606925105                    13G                   Page 2 of 20 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Oak Investment Partners VI, Limited Partnership
     06-1412578
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       1,018,444 Shares of Common Stock
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       Not Applicable
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    1,018,444 Shares of Common Stock
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    Not Applicable
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,018,444 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     5.54%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     PN
-------------------------------------------------------------------------------

Cusip No. 606925105                    13G                   Page 3 of 20 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Oak Associates VI, LLC
     06-1412579
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not Applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,018,444 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not Applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,018,444 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,018,444 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     5.54%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     OO-LLC
-------------------------------------------------------------------------------

Cusip No. 606925105                    13G                   Page 4 of 20 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Oak VI Affiliates Fund, Limited Partnership
     06-1414970
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       47,056 Shares of Common Stock
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       Not Applicable
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    47,056 Shares of Common Stock
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    Not Applicable
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     47,056 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     0.26%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     PN
-------------------------------------------------------------------------------

Cusip No. 606925105                    13G                   Page 5 of 20 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Oak VI Affiliates, LLC
     06-1414968
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not Applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       47,056 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not Applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    47,056 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     47,056 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     0.26%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     OO-LLC
-------------------------------------------------------------------------------

Cusip No. 606925105                    13G                   Page 6 of 20 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Oak Management Corporation
     06-0990851
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not Applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,065,500 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not Applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,065,500 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,065,500 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     5.80%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     CO
-------------------------------------------------------------------------------

Cusip No. 606925105                    13G                   Page 7 of 20 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Bandel L. Carano
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not Applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,065,500 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not Applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,065,500 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,065,500 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     5.80%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     IN
-------------------------------------------------------------------------------

Cusip No. 606925105                    13G                   Page 8 of 20 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Gerald R. Gallagher
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not Applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,065,500 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not Applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,065,500 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,065,500 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     5.80%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     IN
-------------------------------------------------------------------------------

Cusip No. 606925105                    13G                   Page 9 of 20 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Edward F. Glassmeyer
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not Applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,065,500 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not Applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,065,500 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,065,500 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     5.80%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     IN
-------------------------------------------------------------------------------

Cusip No. 606925105                    13G                  Page 10 of 20 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Fredric W. Harman
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not Applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,065,500 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not Applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,065,500 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,065,500 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     5.80%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     IN
-------------------------------------------------------------------------------

Cusip No. 606925105                    13G                  Page 11 of 20 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Ann H. Lamont
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not Applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,065,500 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not Applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,065,500 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,065,500 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     5.80%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     IN
-------------------------------------------------------------------------------

                                                             Page 12 of 20 pages


                                  Scaedule 13G
                                Amendment No. 2*
                         Common Stock Par Value $0.0001
                               CUSIP No. 606925105

ITEM 1(a)             NAME OF ISSUER:
                      Mobius Management Systems, Inc.

ITEM 1(b)             ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                             120 Post Road
                             Rye, New York 10580

ITEM 2(a)             NAME OF PERSON FILING:

    Oak Investment Partners VI, Limited Partnership
    Oak Associates VI, LLC
    Oak VI Affiliates Fund, Limited Partnership
    Oak VI Affiliates, LLC
    Oak Management Corporation
    Bandel L. Carano
    Gerald R. Gallagher
    Edward F. Glassmeyer
    Fredric W. Harman
    Ann H. Lamont

ITEM 2(b)             ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                      RESIDENCE:

    c/o Oak Management Corporation
    One Gorham Island
    Westport, CT 06880

ITEM 2(c)             CITIZENSHIP:

    Please refer to Item 4 on each cover sheet for each filing person

ITEM 2(d)             TITLE OF CLASS OF SECURITIES:

    Common stock Par Value $0.0001

ITEM 2(e)             CUSIP NUMBER: 606925105

                                                             Page 13 of 20 pages


ITEM 3                NOT APPLICABLE.

ITEM 4                OWNERSHIP.

    The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities is based upon 18,355,063 shares outstanding as of November 14, 2000, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000, plus shares issuable upon conversion or exercise of options to acquire common stock as described in the following two sentences. Amounts shown as beneficially owned include currently exercisable options to purchase 19,544 shares of common stock and 456 shares of common stock which may be deemed to be held by Edward F. Glassmeyer on behalf of Oak Investment Partners VI, Limited Partnership and Oak VI Affiliates Fund, Limited Partnership, respectively.

    Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

ITEM 5                OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6                OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                      PERSON.

    Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

    Not applicable

ITEM 8                IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

    Not applicable

ITEM 9                NOTICE OF DISSOLUTION OF GROUP.

    Not applicable

ITEM 10               CERTIFICATIONS.

    Not applicable

                                                             Page 14 of 20 pages


    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SIGNATURE:

    Dated: February 14, 2001

    Entities:

Oak Investment Partners VI, Limited Partnership
Oak Associates VI, LLC
Oak VI Affiliates Fund, Limited Partnership
Oak VI Affiliates, LLC
Oak Management Corporation


                                            By:    /s/ EDWARD F. GLASSMEYER
                                                   ------------------------
                                                   Edward F. Glassmeyer, as
                                                   General Partner or
                                                   Managing Member or as
                                                   Attorney-in-fact for the
                                                   above-listed entities
    Individuals:

Bandel L. Carano
Gerald R. Gallagher
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont


                                            By:    /s/ EDWARD F. GLASSMEYER
                                                   ------------------------
                                                   Edward F. Glassmeyer,
                                                   Individually and as
                                                   Attorney-in-fact for the
                                                   above-listed individuals

                                                             Page 15 of 20 pages

                                INDEX TO EXHIBITS


                                                                           Page
                                                                           ----

EXHIBIT A                    Agreement of Reporting Persons                16

EXHIBIT B                    Power of Attorney                             17